Exhibit 99.1

Walgreens Boots Alliance Reports Fiscal 2015 Second Quarter Results

•	Adjusted second quarter net earnings per diluted share increase 21.6 percent to $1.18; GAAP net earnings per diluted share increase 160.8 percent to $1.93

•	Adjusted second quarter net earnings attributable to Walgreens Boots Alliance increase 33.2 percent to $1.2 billion; GAAP net earnings attributable to Walgreens Boots Alliance increase 185.2 percent to $2.0 billion

•	Second quarter sales increase 35.5 percent to $26.6 billion

•	Retail Pharmacy USA division comparable store sales increase 6.9 percent

•	Company announces fiscal 2015 full year adjusted net earnings guidance of $3.45 to $3.65 per diluted share, and reaffirms fiscal 2016 adjusted net earnings per diluted share goal

•	Free cash flow totals $1.0 billion in the quarter and $1.7 billion in the first six months, while GAAP operating cash flow totals $1.3 billion in the quarter and $2.3 billion in the first six months

•	Company expands cost restructuring program through fiscal 2017, building on previously announced cost reduction initiative

DEERFIELD, IL, 9 April 2015 – Walgreens Boots Alliance, Inc. (Nasdaq: WBA) today announced financial results for the second quarter and first six months of fiscal year 2015 that ended 28 February 2015. This is the first earnings announcement for Walgreens Boots Alliance since the 31 December 2014 strategic combination of Walgreen Co. and Alliance Boots GmbH.

Executive Vice Chairman and Acting CEO Stefano Pessina said, “This quarter marked a solid start for our new company, and I remain as optimistic as ever about our long-term future. At the same time, we understand the work that is needed to proactively address headwinds such as reimbursement pressure and competition. Our work includes several key areas of focus to create value.

“The first area is improving the performance of our businesses worldwide with an emphasis on operations. Second, we will be refreshing and reinvesting in the stores of our Retail Pharmacy USA division to improve the customer experience and expand retail margins. Third, we are restructuring our cost base, with a focus primarily in the USA, to create a more efficient cost model and become a more agile company. Through these efforts, Walgreens Boots Alliance is determined to lead the way in our industry and be at the forefront of innovative, pharmacy-led health care.”

Comparability of Results

As a result of the combination of Walgreen Co. and Alliance Boots GmbH, a number of items affect the comparability of results for the company. Historically, Walgreen Co.’s operations were within one reportable segment that included the results of Walgreens and corporate costs, along with the full consolidated results of Walgreens Boots Alliance Development GmbH (WBAD) and equity earnings from Walgreen Co.’s 45 percent interest in Alliance Boots (on a three-month reporting lag).

Walgreens Boots Alliance, Inc.    |    walgreensbootsalliance.com

With the combination of the two companies on 31 December 2014, Walgreens Boots Alliance has organized its operations and is reporting results in three segments: Retail Pharmacy USA, Retail Pharmacy International and Pharmaceutical Wholesale. Segmental reporting includes the allocation of synergy benefits, including WBAD results, and the combined corporate costs for periods subsequent to 31 December 2014. The company has determined that it is impracticable to allocate historical results to the current segmental presentation.

Following the combination, the company has eliminated the three-month reporting lag and has recast prior period results with no lag. The combination on 31 December 2014 also means fiscal 2015 second quarter reporting includes the results of Alliance Boots for two months (January and February) on a fully consolidated basis and one month (December) as equity income from Walgreen Co.’s pre-merger 45 percent interest.

The company’s balance sheet now reflects the full consolidation of Alliance Boots assets and liabilities as a result of the close of the combination on 31 December 2014. The company’s purchase accounting remains preliminary as contemplated by U.S. generally accepted accounting principles (GAAP) and, as a result, there may be upon further review future changes to the value, as well as allocation, of the acquired assets and liabilities, goodwill and the gain on the previously held equity interest.

Year-over-year comparisons of results require consideration of the foregoing factors and are not directly comparable.

Overview of Second Quarter and Fiscal-Year-to-Date Results

Net earnings attributable to Walgreens Boots Alliance determined in accordance with GAAP for the fiscal 2015 second quarter increased 185.2 percent to $2.0 billion compared with the same quarter a year ago, while GAAP net earnings per diluted share increased 160.8 percent to $1.93 compared with the same quarter a year ago.

Adjusted fiscal 2015 second quarter net earnings attributable to Walgreens Boots Alliance increased 33.2 percent to $1.2 billion compared with the same quarter a year ago. Adjusted net earnings per diluted share for the quarter increased 21.6 percent to $1.18 compared with the same quarter a year ago. This year’s second quarter earnings adjustments reduced GAAP net earnings by $798 million or 75 cents per diluted share. (Please see the “Reconciliation of Non-GAAP Financial Measures” table and accompanying disclosures at the end of this press release for more detailed information regarding non-GAAP financial measures herein, including the items reflected in adjusted net earnings calculations.)

Net sales in the second quarter increased 35.5 percent to $26.6 billion compared with the same quarter a year ago, largely due to the inclusion of Alliance Boots for January and February.

In the first six months of fiscal year 2015, GAAP net earnings attributable to Walgreens Boots Alliance increased 101.0 percent to $2.9 billion compared with the same period a year ago, while GAAP net earnings attributable to Walgreens Boots Alliance per diluted share increased 93.3 percent to $2.88 compared with the same period a year ago.

Adjusted net earnings attributable to Walgreens Boots Alliance for the first six months of fiscal 2015 increased 22.9 percent to $2.0 billion compared with the same period a year ago. Adjusted net earnings per diluted share for the six months increased 17.2 percent to $1.98 compared with the same period a year ago. Earnings adjustments in the first six months of the fiscal year reduced GAAP net earnings by $899 million or 90 cents per diluted share.

Net sales in the first six months of fiscal 2015 increased 21.6 percent to $46.1 billion compared with the same period a year ago.

Combined net synergies for the first half of fiscal 2015 were $310 million and remain on track to reach at least $650 million in fiscal 2015. The company continues to expect to reach at least $1.0 billion in combined net synergies in fiscal 2016. This excludes the synergy benefits related to the company’s strategic, long-term relationship with AmerisourceBergen.

Walgreens Boots Alliance generated free cash flow of $1.0 billion in the quarter and $1.7 billion in the first six months of the fiscal year. GAAP operating cash flow totaled $1.3 billion in the quarter and $2.3 billion in the first six months. In connection with the company’s capital allocation policy, its board of directors in August 2014 authorized the repurchase of up to $3 billion of company stock prior to 31 August 2016. The company purchased $94 million worth of shares under the program during the first six months of the fiscal year.

Restructuring Program

The company previously announced in August 2014 a three-year, $1.0 billion cost-reduction initiative and committed to providing additional information in subsequent quarters. After a rigorous analysis, the company has identified additional opportunities for cost savings, primarily in its Retail Pharmacy USA division. These additional opportunities will increase the total expected cost savings program by $500 million to a projected $1.5 billion by the end of fiscal 2017. Significant areas of focus include plans to close approximately 200 USA stores; reorganize corporate and field operations; drive operating efficiencies; and streamline information technology and other functions. These actions are designed to restructure and invest in the company’s future in a way that is better for customers and simpler for employees, resulting in a faster and more agile company. The company estimates that total pre-tax charges associated with this program to its GAAP financial results will be between $1.6 billion and $1.8 billion, of which the cash component is expected to be approximately 60 percent. The restructuring charges will be recognized over time as the program is implemented in accordance with GAAP.

Company Outlook

Today the company is introducing full-year adjusted earnings guidance for fiscal 2015 with anticipated adjusted net earnings attributable to Walgreens Boots Alliance of $3.45 to $3.65 per share on a diluted basis for the full fiscal year. This includes full consolidation of Alliance Boots from 31 December 2014 with no lag. In addition, this assumes quarterly interest expense of $140 million to $150 million; an effective adjusted tax rate of approximately 29 percent; an average diluted share count for the fiscal year that is generally consistent with the current quarter; and foreign currency exchange rates that reflect current market rates over the balance of the fiscal year.

The company also reaffirmed its goal of adjusted earnings per share of $4.25 to $4.60 for fiscal year 2016.

Business Segment Highlights

Retail Pharmacy USA:

The Retail Pharmacy USA division, whose principal retail pharmacy brands are Walgreens and Duane Reade, had second quarter sales of $21.0 billion, an increase of 7.4 percent over the year-ago quarter. Total sales in comparable stores (those open at least a year) increased 6.9 percent compared with the same quarter a year ago. Retail comparable store sales increased 2.5 percent in the second quarter with improved retail product margins compared with last year’s second quarter.

Pharmacy sales, which accounted for 64.4 percent of division sales in the quarter, increased 10.1 percent compared with the year-ago quarter, while pharmacy sales in comparable stores increased 9.7 percent. The division filled 224 million prescriptions (including immunizations) on a 30-day adjusted basis in the quarter, an increase of 4.8 percent over last year’s second quarter. Prescriptions filled in comparable stores increased 5.0 percent compared with the same quarter last year, driven by the positive impact of a strong cough, cold and flu season, continued growth in Medicare Part D prescriptions and market growth. For the quarter ending 28 February 2015, the division’s retail prescription market share in the USA on a 30-day adjusted basis increased 20 basis points over a year ago to 19.3 percent, as reported by IMS Health.

GAAP operating income increased 6.2 percent over the year-ago quarter to $1.3 billion. Adjusted operating income increased 13.5 percent over the year-ago quarter to $1.6 billion, resulting from strong expense control and efficiencies that offset the expected gross profit margin pressure from lower prescription reimbursement, generic drug inflation and the step down in Medicare Part D rates that began 1 January 2015. The increase in GAAP operating income was partially offset by having equity earnings in Alliance Boots for one month versus three months in the comparable period.

The last two months of the fiscal 2015 second quarter for the Retail Pharmacy USA division includes results of operations, synergy benefits including WBAD and an allocation of corporate-related overhead costs. The first month of the fiscal 2015 second quarter and all of the year-ago quarter included all corporate costs of Walgreen Co., the full consolidated results of WBAD and equity income from Walgreen Co.’s 45 percent interest in Alliance Boots.

The division opened 71 new drugstores in the first half of fiscal 2015, including 25 relocations, and closed 46 locations. At 28 February 2015, the division operated 8,232 drugstores across all 50 states, the District of Columbia, Puerto Rico and the US Virgin Islands.

Retail Pharmacy International:

The Retail Pharmacy International division, whose principal retail brands are Boots in the UK, Thailand, Norway, the Republic of Ireland and The Netherlands, Benavides in Mexico and Ahumada in Chile, had

second quarter sales (comprising the post-merger months of January and February) of $2.0 billion. On a pro forma constant currency basis, comparable store sales in January and February increased 2.9 percent compared with the same period a year ago.

GAAP operating income was $8 million, while adjusted operating income was $125 million.

At 28 February 2015, the division operated 4,559 pharmacy-led health and beauty retail stores in eight countries.

Pharmaceutical Wholesale:

The Pharmaceutical Wholesale division, which mainly operates under the Alliance Healthcare brand, had second quarter sales (comprising the post-merger months of January and February) of $3.9 billion. On a pro forma constant currency basis, sales were relatively flat compared with the same period a year ago. GAAP operating income was $81 million, while adjusted operating income was $121 million.

CEO Search Update

The board is progressing in its search for a permanent CEO as its search committee works with a top executive recruiting firm. Executive Chairman Jim Skinner said, “While we work through this process in a deliberate and methodical manner to fill such a critical role, we are making the necessary business decisions to move us forward and will continue to do so while we find the right candidate.”

Conference Call and Analyst Day Details

Walgreens Boots Alliance will hold a one-hour conference call to discuss the second quarter results beginning at 8:30 a.m. Eastern time today, 9 April 2015. The conference call will be simulcast through the Walgreens Boots Alliance investor relations website at: http://investor.walgreensbootsalliance.com. A replay of the conference call will be archived on the website for 12 months after the call.

The replay also will be available from 11:30 a.m. Eastern time, 9 April 2015 through 16 April 2015, by calling 855-859-2056 within the USA and Canada, or 404-537-3406 outside the USA and Canada, using replay code 73011264.

Walgreens Boots Alliance also will host its 2015 Analyst Day in New York City at the Ritz Carlton Hotel Battery Park on 15-16 April 2015, beginning at 8 a.m. Eastern time both days. The first day will include an overview of the company’s operations and strategy from senior leadership of Walgreens Boots Alliance. The second day will consist of a half-day session to review financial performance and provide management’s perspective regarding key financial variables.

Live video of the conference will be simulcast through the Walgreens Boots Alliance investor relations website. Presentation materials also will be available on the website. A replay of the conference will be archived on the website for 12 months after the conference.

Cautionary Note Regarding Forward-Looking Statements: All statements in this release that are not historical including, without limitation, estimates of and goals for future financial and operating performance, the expected execution and effect of our business strategies, our cost-savings and growth initiatives and restructuring activities and the amounts and timing of their expected impact, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “expect,” “likely,” “outlook,” “forecast,” “preliminary,” “would,” “could,” “should,” “can,” “will,” “project,” “intend,” “plan,” “goal,” “guidance,” “target,” “continue,” “sustain,” “synergy,” “on track,” “believe,” “seek,” “estimate,” “anticipate,” “may,” “possible,” “assume,” and variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are not guarantees of future performance and involve risks, assumptions and uncertainties, including, but not limited to, those relating to our ability to successfully integrate operations, systems and employees following completion of the strategic combination of Walgreens and Alliance Boots, the impact of private and public third-party payers efforts to reduce prescription drug reimbursements, the impact of generic prescription drug inflation, the timing and magnitude of the impact of branded to generic drug conversions, our ability to realize anticipated synergies and achieve anticipated financial, tax and operating results in the amounts and at the times anticipated, our commercial agreement with AmerisourceBergen, the arrangements and transactions contemplated by our framework agreement with AmerisourceBergen and their possible effects, the occurrence of any event, change or other circumstance that could give rise to the termination, cross-termination or modification of any of our contractual obligations, whether the costs associated with restructuring activities will exceed current estimates, our ability to realize expected savings and benefits from restructuring activities in the amounts and at the times anticipated, changes in management’s assumptions, the risks associated with governance and control matters, the risks associated with equity investments in AmerisourceBergen including whether the warrants to invest in AmerisourceBergen will be exercised and the ramifications thereof, the ability to retain key personnel, changes in financial markets, interest rates and foreign currency exchange rates, the risks associated with international business operations, the risk of unexpected costs, liabilities or delays, changes in network participation and reimbursement and other terms, risks of inflation in the cost of goods, risks associated with the operation and growth of our customer loyalty programs, risks associated with acquisitions, divestitures, joint ventures and strategic investments, subsequent adjustments to preliminary purchase accounting determinations, outcomes of legal and regulatory matters, and changes in legislation or regulations. These and other risks, assumptions and uncertainties are described in Item 1A described in Item 1A (Risk Factors) of the Walgreen Co. Annual Report on Form 10-K, as amended, for the fiscal year ended August 31, 2014, which is incorporated herein by reference, and in other documents that Walgreen Co. or Walgreens Boots Alliance, Inc. files or furnishes with the Securities and Exchange Commission (including the Walgreens Boots Alliance, Inc. Form 10-Q filed on the date hereof). Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Except to the extent required by law, we do not undertake, and expressly disclaim, any duty or obligation to update publicly any forward-looking statement after the date of this release, whether as a result of new information, future events, changes in assumptions or otherwise.

Please refer to the supplemental information presented below for reconciliations of the non-GAAP financial measures used in this release to the most comparable GAAP financial measure and related disclosures.

ENDS

Notes to Editors:

About Walgreens Boots Alliance

Walgreens Boots Alliance (Nasdaq: WBA) is the first global pharmacy-led, health and wellbeing enterprise in the world.

The company was created through the combination of Walgreens and Alliance Boots in December 2014, bringing together two leading companies with iconic brands, complementary geographic footprints, shared values and a heritage of trusted health care services through pharmaceutical wholesaling and community pharmacy care, dating back more than 100 years.

The company employs over 370,000* people and has a presence in more than 25* countries; it is the largest retail pharmacy, health and daily living destination in the USA and Europe. Including its equity method investments, Walgreens Boots Alliance is the global leader in pharmacy-led, health and wellbeing retail with over 13,100* stores in 11* countries. The company includes the largest global pharmaceutical wholesale and distribution network with over 350* distribution centers delivering to more than 200,000** pharmacies, doctors, health centers and hospitals each year in 19* countries. In addition, Walgreens Boots Alliance is the world’s largest purchaser of prescription drugs and many other health and wellbeing products.

Its portfolio of retail and business brands includes Walgreens, Duane Reade, Boots and Alliance Healthcare, as well as increasingly global health and beauty product brands, such as No 7, Botanics and Soap & Glory. More company information is available at www.walgreensbootsalliance.com.

*	As at 28 February 2015 including equity method investments

**	For 12 months ended 28 February 2015 including equity method investments

Media Relations	Contact
USA / Michael Polzin International / Laura Vergani	+1 847 315 2935 +44 (0)207 980 8585

Investor Relations	Contact
USA / Ashish Kohli UK / Gerald Gradwell	+1 847 315 3810 +44 (0)207 980 8527

WALGREENS BOOTS ALLIANCE, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS

(UNAUDITED AND SUBJECT TO RECLASSIFICATION)

(In Millions, Except Per Share Amounts)

	Three Months Ended		Six Months Ended
	February 28, 2015	February 28, 2014	February 28, 2015	February 28, 2014

Net sales	$26,573	$19,605	$46,127	$37,934
Cost of sales	19,691	13,955	33,949	27,132

Gross Profit	6,882	5,650	12,178	10,802
Selling, general and administrative expenses	5,606	4,569	10,062	8,948
Equity earnings in Alliance Boots	101	136	315	330

Operating Income	1,377	1,217	2,431	2,184

Gain on previously held equity interest	706	—	706	—
Other income (expense)	504	(59)	703	166

Earnings Before Interest and Tax Provision (EBIT)	2,587	1,158	3,840	2,350

Interest expense, net	144	37	199	78

Earnings Before Income Tax Provision	2,443	1,121	3,641	2,272

Income tax provision	391	391	712	810
Post tax earnings from equity method investments	8	—	8	—

Net Earnings	2,060	730	2,937	1,462

Net earnings attributable to noncontrolling interests	18	14	45	23

Net Earnings Attributable to Walgreens Boots Alliance, Inc.	$2,042	$716	$2,892	$1,439

Net earnings per common share attributable to Walgreens Boots Alliance, Inc.:
Basic	$1.96	$0.75	$2.91	$1.51

Diluted	$1.93	$0.74	$2.88	$1.49

Dividends declared	$0.3375	$0.3150	$0.6750	$0.6300

Average shares outstanding	1,043.6	951.9	994.7	950.6
Dilutive effect of stock options	11.1	11.8	10.6	12.0

Average Diluted Shares	1,054.7	963.7	1,005.3	962.6

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WALGREENS BOOTS ALLIANCE, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

(UNAUDITED AND SUBJECT TO RECLASSIFICATION)

(In Millions)

	February 28, 2015	August 31, 2014
Assets
Current Assets:
Cash and cash equivalents	$3,005	$2,646
Accounts receivable, net	7,017	3,218
Inventories	9,379	6,076
Other current assets	1,314	302

Total Current Assets	20,715	12,242

Non-Current Assets:
Property, plant and equipment, at cost, less accumulated depreciation and amortization	15,646	12,257
Equity investment in Alliance Boots	—	7,336
Goodwill	17,044	2,359
Intangible assets	12,225	1,180
Other non-current assets	5,727	1,896

Total Non-Current Assets	50,642	25,028

Total Assets	$71,357	$37,270

Liabilities and Equity
Current Liabilities:
Short-term borrowings	$1,061	$774
Trade accounts payable	10,293	4,315
Accrued expenses and other liabilities	5,140	3,701
Income taxes	196	105

Total Current Liabilities	16,690	8,895

Non-Current Liabilities:
Long-term debt	16,001	3,736
Deferred income taxes	3,689	1,080
Other non-current liabilities	3,951	2,942

Total Non-Current Liabilities	23,641	7,758

Equity	31,026	20,617

Total Liabilities and Equity	$71,357	$37,270

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WALGREENS BOOTS ALLIANCE, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(UNAUDITED AND SUBJECT TO RECLASSIFICATION)

(In Millions)

	Six Months Ended
	February 28, 2015	February 28, 2014
Cash flows from operating activities:
Net earnings	$2,937	$1,462
Adjustments to reconcile net earnings to net cash provided by operating activities -
Depreciation and amortization	826	663
Change in fair value of warrants and related amortization	(859)	(166)
Gain on previously held equity interest	(706)	—
Deferred income taxes	181	29
Stock compensation expense	65	52
Unrealized gain from fair value adjustments	(68)	—
Equity earnings in Alliance Boots	(315)	(330)
Other	390	48
Changes in operating assets and liabilities -
Accounts receivable, net	(391)	(117)
Inventories	106	(288)
Other current assets	21	13
Trade accounts payable	363	(171)
Accrued expenses and other liabilities	(20)	(25)
Income taxes	(99)	47
Other non-current assets and liabilities	(94)	20

Net cash provided by operating activities	2,337	1,237

Cash flows from investing activities:
Additions to property, plant and equipment	(643)	(591)
Proceeds from sale of assets	579	209
Return of restricted cash	74	—
Alliance Boots acquisition, net of cash received	(4,461)	—
Other business and intangible asset acquisitions, net of cash received	(92)	(297)
Purchases of short-term investments held to maturity	(29)	(34)
Proceeds from short-term investments held to maturity	29	34
Investment in AmerisourceBergen	—	(430)
Other	(165)	(59)

Net cash used for investing activities	(4,708)	(1,168)

Cash flows from financing activities:
Payments of short-term borrowings	(330)	—
Proceeds from issuance of long-term debt	12,279	—
Payments of long-term debt	(7,817)	—
Stock purchases	(594)	(205)
Proceeds related to employee stock plans	293	416
Cash dividends paid	(642)	(597)
Other	(360)	(12)

Net cash provided by (used for) financing activities	2,829	(398)

Effect of exchange rate changes on cash and cash equivalents	(99)	—

Changes in cash and cash equivalents:
Net increase (decrease) in cash and cash equivalents	359	(329)
Cash and cash equivalents at beginning of period	2,646	2,106

Cash and cash equivalents at end of period	$3,005	$1,777

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WALGREENS BOOTS ALLIANCE, INC. AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION (UNAUDITED)

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(In millions, except per share amounts)

The following information provides reconciliations of the supplemental non-GAAP financial measures, as defined under SEC rules, presented in this press release to the most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles in the United States (GAAP). The company has provided these non-GAAP financial measures in the press release, which are not calculated or presented in accordance with GAAP, as supplemental information and in addition to the financial measures that are calculated and presented in accordance with GAAP. These supplemental non-GAAP financial measures are presented because management has evaluated the company’s financial results both including and excluding the adjusted items and believes that the supplemental non-GAAP financial measures presented provide additional perspective and insights when analyzing the core operating performance of the Company’s business from period to period and trends in the company’s historical operating results. These supplemental non-GAAP financial measures should not be considered superior to, as a substitute for or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the press release.

NET EARNINGS AND EARNINGS PER SHARE

	Three months ended		Six months ended
	February 28, 2015	February 28, 2014	February 28, 2015	February 28, 2014
Net earnings attributable to Walgreens Boots Alliance, Inc. (GAAP)	$2,042	$716	$2,892	$1,439
Gain on previously held equity interest	(814)	—	(814)	—
(Increase) decrease in fair market value of warrants	(376)	56	(655)	(150)
Partial release of capital loss valuation allowance	—	—	(86)	—
Acquisition-related amortization	157	62	215	118
Transaction foreign currency hedging loss	70	—	166	—
Asset impairment	78	—	78	—
LIFO provision	42	33	76	70
Alliance Boots equity method non-cash tax	38	55	71	102
Acquisition-related costs	43	11	59	27
Optimization costs	12	1	30	16
Prefunded interest expenses	21	—	30	—
Adjusted tax rate true-up	(69)	—	(69)	—

Adjusted net earnings attributable to Walgreens Boots Alliance, Inc. (Non-GAAP measure)	$1,244	$934	$1,993	$1,622

Net earnings per common share – diluted (GAAP)	$1.93	$0.74	$2.88	$1.49
Gain on previously held equity interest	(0.77)	—	(0.81)	—
(Increase) decrease in fair market value of warrants	(0.35)	0.06	(0.65)	(0.15)
Partial release of capital loss valuation allowance	—	—	(0.09)	—
Acquisition-related amortization	0.15	0.06	0.21	0.12
Transaction foreign currency hedging loss	0.07	—	0.16	—
Asset impairment	0.07	—	0.08	—
LIFO provision	0.04	0.04	0.08	0.08
Alliance Boots equity method non-cash tax	0.04	0.06	0.07	0.10
Acquisition-related costs	0.04	0.01	0.06	0.03
Optimization costs	0.01	—	0.03	0.02
Prefunded interest expenses	0.02	—	0.03	—
Adjusted tax rate true-up	(0.07)	—	(0.07)	—

Adjusted net earnings per common share attributable to Walgreens Boots Alliance, Inc. – diluted (Non-GAAP measure)	$1.18	$0.97	$1.98	$1.69

OPERATING INCOME BY SEGMENT

	Three months ended February 28, 2015
	Retail Pharmacy USA	Retail Pharmacy International	Pharmaceutical Wholesale	Eliminations and Other	Walgreens Boots Alliance, Inc.
Operating Income (GAAP)	$1,292	$8	$81	$(4)	$1,377
Asset impairment	110	—	—	—	110
Acquisition-related amortization	67	117	33	—	217
LIFO provision	55	—	—	—	55
Acquisition-related costs	52	—	7	—	59
Optimization costs	16	—	—	—	16
Decrease in fair market value of warrants	6	—	—	—	6

Adjusted Operating Income (Non-GAAP measure)	$1,598	$125	$121	$(4)	$1,840

	Three months ended February 28, 2014
	Retail Pharmacy USA	Retail Pharmacy International	Pharmaceutical Wholesale	Eliminations and Other	Walgreens Boots Alliance, Inc.
Operating Income (GAAP)	$1,217	$—	$—	$—	$1,217
Acquisition-related amortization	94	—	—	—	94
LIFO provision	51	—	—	—	51
Acquisition-related costs	17	—	—	—	17
Optimization costs	2	—	—	—	2
Decrease in fair market value of warrants	27	—	—	—	27

Adjusted Operating Income (Non-GAAP measure)	$1,408	$—	$—	$—	$1,408

	Six months ended February 28, 2015
	Retail Pharmacy USA	Retail Pharmacy International	Pharmaceutical Wholesale	Eliminations and Other	Walgreens Boots Alliance, Inc.
Operating Income (GAAP)	$2,346	$8	$81	$(4)	$2,431
Asset impairment	110	—	—	—	110
Acquisition-related amortization	156	117	33	—	306
LIFO provision	107	—	—	—	107
Acquisition-related costs	76	—	7	—	83
Optimization costs	44	—	—	—	44
Increase in fair market value of warrants	(123)	—	—	—	(123)

Adjusted Operating Income (Non-GAAP measure)	$2,716	$125	$121	$(4)	$2,958

	Six months ended February 28, 2014
	Retail Pharmacy USA	Retail Pharmacy International	Pharmaceutical Wholesale	Eliminations and Other	Walgreens Boots Alliance, Inc.
Operating Income (GAAP)	$2,184	$—	$—	$—	$2,184
Acquisition-related amortization	183	—	—	—	183
LIFO provision	109	—	—	—	109
Acquisition-related costs	42	—	—	—	42
Optimization costs	26	—	—	—	26
Increase in fair market value of warrants	(72)	—	—	—	(72)

Adjusted Operating Income (Non-GAAP measure)	$2,472	$—	$—	$—	$2,472

FREE CASH FLOW

	Three months ended February 28, 2015	Six months ended February 28, 2015
Net cash provided by operating activities (GAAP)	$1,306	$2,337
Less: Additions to property, plant and equipment	308	643

Free cash flow(1)	$998	$1,694

(1)	Free cash flow is defined as net cash provided by operating activities in a period minus additions to property, plant and equipment (capital expenditures) made in that period. This measure does not represent residual cash flows available for discretionary expenditures as the measure does not deduct the payments required for debt service and other contractual obligations or payments for future business acquisitions. Therefore, we believe it is important to view free cash flow as a measure that provides supplemental information to our entire statements of cash flows.

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